   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 22, 1995

                                                      REGISTRATION NO. 33-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
     NIPSCO CAPITAL MARKETS, INC.              NIPSCO INDUSTRIES, INC.
      AS ISSUER AND REGISTRANT OF            AS ISSUER AND REGISTRANT OF
     SERIES A JUNIOR SUBORDINATED                    OBLIGATIONS
              DEBENTURES                  PURSUANT TO THE SUPPORT AGREEMENT
(EXACT NAME OF REGISTRANT AS SPECIFIED (EXACT NAME OF REGISTRANT AS SPECIFIED
            IN ITS CHARTER)                        IN ITS CHARTER)
                               ----------------
                INDIANA                                INDIANA
    (STATE OR OTHER JURISDICTION OF        (STATE OR OTHER JURISDICTION OF
    INCORPORATION OR ORGANIZATION)         INCORPORATION OR ORGANIZATION)
              35-1762940                             35-1719974
 (I.R.S. EMPLOYER IDENTIFICATION NO.)   (I.R.S. EMPLOYER IDENTIFICATION NO.)
                              5265 HOHMAN AVENUE
                            HAMMOND, INDIANA 46320
                                (219) 853-5200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                               JERRY M. SPRINGER
                            NIPSCO INDUSTRIES, INC.
                              5265 HOHMAN AVENUE
                            HAMMOND, INDIANA 46320
                                (219) 853-5353
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                         COPIES OF COMMUNICATIONS TO:
           ROBERT J. MINKUS                      MITCHELL L. HOLLINS
         SCHIFF HARDIN & WAITE              SONNENSCHEIN NATH & ROSENTHAL
           7200 SEARS TOWER                       8000 SEARS TOWER
        CHICAGO, ILLINOIS 60606                CHICAGO, ILLINOIS 60606
            (312) 876-1000                         (312) 876-8144
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE
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
                                                    PROPOSED       PROPOSED
                                      AMOUNT        MAXIMUM        MAXIMUM       AMOUNT OF
     TITLE OF EACH CLASS OF           TO BE         OFFERING      AGGREGATE     REGISTRATION
   SECURITIES TO BE REGISTERED      REGISTERED   PRICE PER UNIT OFFERING PRICE      FEE
--------------------------------------------------------------------------------------------
Series A Junior Subordinated
 Deferrable Interest Debentures..  $75,000,000        100%       $75,000,000      $25,863
--------------------------------------------------------------------------------------------
Obligations Pursuant to the
 Support Agreement...............      (1)            (1)            (1)            (1)
--------------------------------------------------------------------------------------------

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(1) No separate consideration will be received for the obligations pursuant to the Support Agreement.
                               ----------------
  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE + +WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES +
+LAWS OF ANY SUCH JURISDICTION.                                                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS
(Subject to Completion, Issued January   , 1996)

                                  $75,000,000

                          NIPSCO Capital Markets, Inc.

                      % QUARTERLY DEBT CAPITAL SECURITIES
         (JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES, SERIES A)

                 Entitled to the Benefit of a Support Agreement
    Providing for the Payment of Principal, Premium, if any, and Interest by

                            NIPSCO Industries, Inc.
                                  ----------
  The Junior Subordinated Deferrable Interest Debentures, Series A (the "Subordinated Debentures"), of NIPSCO Capital Markets, Inc. ("Capital") will
mature on             , 2026. Interest on the Subordinated Debentures is
payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning March 31, 1996, provided that, so long as an Event of Default (as defined herein) has not occurred and is not continuing, Capital has the right to extend the interest payment period at any time and from time to time on the Subordinated Debentures to a period not exceeding 20 consecutive quarters. The Subordinated Debentures will be redeemable at the option of
Capital, in whole or in part, on or after             , 2006 at the redemption
prices set forth herein. See "Description of the Subordinated Debentures -- Optional Redemption."

  The Subordinated Debentures will be represented by a Global Security or Securities that will be deposited with, or on behalf of, The Depository Trust Company ("DTC"). The Subordinated Debentures will be available for purchase in denominations of $1,000 and any integral multiple thereof. See "Description of the Subordinated Debentures."

  The Subordinated Debentures are unsecured debt obligations of Capital and are entitled to the benefits of a Support Agreement, dated as of April 4, 1989, as amended (the "Support Agreement"), between Capital and its parent company, NIPSCO Industries, Inc. ("Industries"), providing for the payment of principal of, and premium, if any, and interest on, the Subordinated Debentures in the event of default of Capital. Payment of the principal of, and premium, if any, and interest on, the Subordinated Debentures is subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness of Capital. As of September 30, 1995, outstanding Senior Indebtedness of Capital aggregated approximately $69.2 million.
                                  ----------
 SEE "RISK FACTORS" ON PAGE 4 FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT
                              IN THE SUBORDINATED
   DEBENTURES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH
                                    PAYMENT
   OF INTEREST ON THE SUBORDINATED DEBENTURES MAY BE DEFERRED AND THE RELATED
        UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SUCH DEFERRAL.
                                  ----------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                  ----------
                    PRICE    % AND ACCRUED INTEREST, IF ANY
                                  ----------

                                                  UNDERWRITING
                                       PRICE TO   DISCOUNTS AND   PROCEEDS TO
                                      PUBLIC (1) COMMISSIONS (2) CAPITAL (1)(3)
                                      ---------- --------------- --------------
Per Series A Junior Subordinated
 Deferrable Interest Debenture.......       %            %               %
Total................................    $            $               $

-----
  (1)Plus accrued interest, if any, from the date of initial issue.
  (2) Capital and Industries have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
  (3)Before deducting estimated expenses of $         payable by Capital.
                                  ----------
  The Subordinated Debentures are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Sonnenschein Nath & Rosenthal, counsel for the Underwriters. It is expected that delivery of the Subordinated Debentures will be made on or about
January   , 1996 through the book-entry facilities of DTC against payment therefor in immediately available funds.
                                  ----------
MORGAN STANLEY & CO.                                        GOLDMAN, SACHS & CO.
      Incorporated
January   , 1996

                             AVAILABLE INFORMATION

  Capital and Industries have filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (including any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Subordinated Debentures. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

  Industries is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by Industries with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information concerning Industries may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605, and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, on which exchanges certain of Industries' securities are listed.

  On September 25, 1992, the staff of the Commission informed Industries and Capital by letter that it would not recommend enforcement action to the Commission if Capital did not file periodic reports pursuant to Sections 13 and 15(d) of the Exchange Act, subject to Industries' compliance with the conditions set forth therein. In reliance upon such letter, no documents have been filed or will be filed by Capital under the Exchange Act. Capital does not intend to issue any periodic or other reports to holders of the Subordinated Debentures. Capital has been advised by the Commission's staff that financial information regarding Capital need not be included in any registration statement on Form S-3 filed by Capital and Industries with respect to the Subordinated Debentures and the Support Agreement.

                      DOCUMENTS INCORPORATED BY REFERENCE

  The following documents filed by Industries with the Commission are incorporated herein by reference:

    (a) Industries' Annual Report on Form 10-K for the year ended December 31, 1994; and

    (b) Industries' Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995.

  All documents subsequently filed by Industries pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Subordinated Debentures shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  INDUSTRIES WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THE PROSPECTUS INCORPORATES. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO NINA M. RAUSCH, SECRETARY, NIPSCO INDUSTRIES, INC., 5265 HOHMAN AVENUE, HAMMOND, INDIANA 46320, TELEPHONE NUMBER (219) 853-5199.

                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SUBORDINATED DEBENTURES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                 RISK FACTORS

  Prospective purchasers of Subordinated Debentures should carefully review the information contained elsewhere in this Prospectus and should particularly consider the following matters:

RIGHT OF CAPITAL TO DEFER PAYMENT OF INTEREST

  So long as Capital shall not be in default in the payment of interest on the Subordinated Debentures, Capital shall have the right under the Indenture (as defined below) to extend the interest payment period at any time and from time to time for a period not exceeding 20 consecutive calendar quarters. No interest shall be due and payable during an Extension Period (as defined below), but on the interest payment date occurring at the end of each Extension Period Capital shall pay to the holders of record on the record date for such interest payment date (regardless of who the holders of record may have been on other dates during the Extension Period) all accrued and unpaid interest on the Subordinated Debentures, together with interest thereon, compounded quarterly at the rate of interest on the Subordinated Debentures. In the event that Capital exercises such right to extend, Capital may not declare or pay dividends on, or redeem, purchase or acquire, any shares of its capital stock until deferred interest on the Subordinated Debentures is paid in full, subject to certain exceptions described herein.

  Upon the termination of any Extension Period and the payment of all interest then due, Capital may commence a new Extension Period. Capital may also prepay at any time all or a portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Subordinated Debentures. See "Description of the Subordinated Debentures--Option to Extend Interest Payment Period."

  Capital has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures.

NO CASH PAYMENTS DURING EXTENSION PERIOD TO PAY ACCRUED TAX LIABILITY

  In the event an Extension Period occurs, holders of the Subordinated Debentures would continue, under the original issue discount rules, to accrue income on the Subordinated Debentures for United States federal income tax purposes. As a result, a holder that is subject to United States federal income tax ordinarily would include such amounts in gross income in advance of the receipt of cash. A holder that disposes of its Subordinated Debentures prior to the record date for payment of interest at the end of an Extension Period will not receive cash from Capital related to such interest because such interest will be paid to the holder of record on such record date, regardless of who the holders of record may have been on other dates during the Extension Period. The extent to which such a holder will receive a return on the Subordinated Debentures for the period it held such Subordinated Debentures will depend on the market for the Subordinated Debentures at the time of such disposition. See "Differences in Timing and Amount Between Interest Payments and Taxable Income" below and "Certain Federal Income Tax Considerations."

CERTAIN TRADING CHARACTERISTICS

  The Subordinated Debentures are expected to trade in the market as equity securities. Accordingly, the Subordinated Debentures are expected to trade "flat"; thus, purchasers of Subordinated Debentures will not pay and sellers will not receive any accrued and unpaid interest thereon that is not included in the trading price. However, for United States federal income tax purposes, interest on the Subordinated Debentures is included in income as it accrues, rather than when it is paid. See "Certain Federal Income Tax Considerations."

DIFFERENCES IN TIMING AND AMOUNT BETWEEN INTEREST PAYMENTS AND TAXABLE INCOME

  Because the original issue discount rules apply to the Subordinated Debentures, even if an Extension Period does not occur there may be differences in timing and amount between the gross income recognized with respect to a Subordinated Debenture and the interest payable on such Subordinated Debenture. An owner of a Subordinated Debenture that does not use a calendar year for tax accounting may be required to include in income in each tax year original issue discount corresponding to a portion of the interest payable during such owner's next succeeding tax year. An owner that disposes of its Subordinated Debentures may be required to include in income original issue discount corresponding to interest payable after the disposition. See "Certain Federal Income Tax Considerations."

POTENTIAL MARKET VOLATILITY DURING EXTENSION PERIOD

  As described above, Capital has the right to extend an interest payment period from time to time for a period not exceeding 20 consecutive calendar quarters. In the event Capital determines to extend an interest payment period, or in the event Capital thereafter extends an Extension Period or prepays interest accrued during an Extension Period as described above, the market price of the Subordinated Debentures is likely to be adversely affected. In addition, as a result of such rights, the market price of the Subordinated Debentures may be more volatile than other debt instruments with original issue discount that do not have such rights. A holder that disposes of its Subordinated Debentures during an Extension Period, therefore, may not receive the same return on its investment as a holder that continues to hold its Subordinated Debentures. See "Description of the Subordinated Debentures-- Option to Extend Interest Payment Period."

SUBORDINATION OF SUBORDINATED DEBENTURES

  The Subordinated Debentures are senior to the capital shares of Capital, but will be unsecured obligations of Capital and subordinate to all existing and future Senior Indebtedness of Capital. On September 30, 1995, approximately $69.2 million of such Senior Indebtedness was outstanding. There are no terms of the Subordinated Debentures that limit Capital's ability to incur additional indebtedness, including indebtedness that would rank senior to the Subordinated Debentures. The Indenture does not contain any cross-defaults to any other indebtedness of Capital or Industries and, therefore, a default with respect to, or the acceleration of, any such other indebtedness will not constitute an Event of Default (as defined in the Indenture) with respect to the Subordinated Debentures. Moreover, because the obligor under the Support Agreement is Industries, the rights of the holders of the Subordinated Debentures under the Support Agreement effectively will be subordinate to all obligations of Industries' subsidiaries other than Capital. See "Description of the Subordinated Debentures--Subordination."

                                    CAPITAL

  Capital was incorporated in Indiana in 1989. Capital was organized by Industries to engage in financing activities that provide funds for use in Industries' business operations and those of its direct and indirect wholly-owned subsidiaries, excluding Northern Indiana Public Service Company ("Northern Indiana"). Industries owns all of the 1,000 authorized capital shares of Capital.

  Capital and Industries have entered into the Support Agreement, dated April 4, 1989, and amended as of May 15, 1989, December 10, 1990, and February 14, 1991, in which Industries has agreed, among other things, to ensure the timely payment of principal, premium, if any, and interest owed on any debt securities issued by Capital, with the limitation that no holder of such debt securities will have recourse to or against the stock or assets of Northern Indiana, or any interest of Industries or Capital therein. See "Description of the Support Agreement."

  On March 27, 1991 the Commission issued an order pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (the "Investment Company Act"), granting an exemption to Capital from all of the provisions of the Investment Company Act, subject to Capital's compliance with the conditions set forth therein.

  The principal executive offices of Capital are located at 5265 Hohman Avenue, Hammond, Indiana 46320. Its telephone number is (219) 853-5200.

                                  INDUSTRIES

  Industries is an Indiana corporation, incorporated in 1987, which serves as the holding company for a number of wholly-owned subsidiaries, including three public utility operating companies: Northern Indiana, Kokomo Gas and Fuel Company ("Kokomo Gas") and Northern Indiana Fuel and Light Company, Inc. ("NIFL"). In addition to Capital, Industries has two other major non-utility subsidiaries, NIPSCO Development Company, Inc. and NIPSCO Energy Services, Inc. The principal executive offices of Industries are located at 5265 Hohman Avenue, Hammond, Indiana 46320, and its telephone number is (219) 853-5200.

  Northern Indiana, Industries' largest and dominant subsidiary, was incorporated in Indiana in 1912 and supplies electricity and natural gas to the public in 30 counties in the northern part of Indiana, serving an area of about 12,000 square miles with a population of approximately 2,188,000. At September 30, 1995, it supplied approximately 405,100 customers with electricity and approximately 632,100 customers with natural gas. For the twelve months ended September 30, 1995, about 63% of its revenues were derived from the sale of electricity and about 37% from the sale and transportation of natural gas. Kokomo Gas, which was incorporated in Indiana in 1917, and NIFL, which was incorporated in Indiana in 1906, are both engaged in supplying natural gas to the public in service territories contiguous to Northern Indiana's service territory. At September 30, 1995, Kokomo Gas and NIFL served approximately 31,400 and 30,400 customers, respectively.

                                USE OF PROCEEDS

  Capital will advance the net proceeds of this offering to Industries promptly after completion of the offering. In the interim, Capital will invest any funds held by it only in the manner permitted by Rule 3a-5 under the Investment Company Act. Industries will use $35,000,000 of the funds received to pay for the mandatory redemption of all of its outstanding 8.75% Cumulative Preferred Shares on January 14, 1996 (or, if such funds are not received prior to such redemption date, to repay short-term bank borrowings incurred to redeem the 8.75% Cumulative Preferred Shares).

  Industries will use the balance of the funds received to repay earlier advances made to Industries out of a portion of the proceeds of Capital's short-term bank borrowings and commercial paper issuances, which Capital will then repay. These bank and commercial paper borrowings had an average interest rate of 6.02% per annum at September 30, 1995. The proceeds of these short-term borrowings were used by Industries for general corporate purposes, including the purchase of Industries' Common Shares pursuant to Industries' share repurchase program.

                        SELECTED FINANCIAL INFORMATION

  The financial information presented below should be read in conjunction with Industries' historical financial statements and the notes thereto, which are incorporated by reference herein. The consolidated financial statements of Industries for each of the five years ended December 31, 1990 through 1994, and for the twelve months ended September 30, 1995, have been audited by Arthur Andersen LLP, independent public accountants.

                           12 MONTHS
                             ENDED                    YEAR ENDED DECEMBER 31,
                         SEPTEMBER 30, ----------------------------------------------------------
                             1995         1994        1993        1992        1991        1990
                         ------------- ----------  ----------  ----------  ----------  ----------
                                                (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENT
 OF INCOME DATA
Operating Revenues......  $1,681,582   $1,676,401  $1,677,872  $1,582,356  $1,535,161  $1,520,995
Operating Income........     271,832      261,149     262,045     246,217     254,354     247,777
Interest Charges (Net)..     102,186       99,378     103,835     111,053     109,533     115,491
Net Income..............     172,570      163,987     156,140     136,648     133,388     125,361
Ratio of Earnings to
 Fixed Charges(a).......        3.23x        3.16x       3.12x       2.74x       2.54x       2.41x

                                                               (DOLLARS
                                                                  IN
CONSOLIDATED BALANCE SHEET DATA AT SEPTEMBER 30, 1995:        THOUSANDS) (PERCENT)
Long-Term Debt (excluding amounts due within one year)(b)
  First Mortgage Bonds....................................... $  243,750     9.8%
  Unsecured..................................................    932,471    37.7
                                                              ----------  ------
    Total....................................................  1,176,221    47.5
                                                              ----------  ------
Cumulative Preferred Shares:
  Series with mandatory redemption provisions................     99,207     4.0
  Series without mandatory redemption provisions.............     81,525     3.3
Common Shareholders' Equity..................................  1,117,182    45.2
                                                              ----------  ------
    Total Capitalization..................................... $2,474,135  100.00%
                                                              ==========  ======

--------
(a) For the purpose of calculating the ratios of earnings to fixed charges, "earnings" consist of income from continuing operations before income taxes, and "fixed charges" consist of interest on all indebtedness, amortization of debt expense, the percentage of rental expense on operating leases deemed representative of the interest factor, and preferred stock dividend requirements of majority-owned subsidiaries.
(b) Short-term debt outstanding at September 30, 1995 was $263.3 million, including the current portion of long-term debt ($93.0 million).

                  DESCRIPTION OF THE SUBORDINATED DEBENTURES

  The Subordinated Debentures will be issued under an Indenture, dated as of
January   , 1996 (the "Indenture"), among Capital, Industries and Chemical
Bank, as trustee (the "Trustee"), which shall act as indenture trustee for the purposes of the Trust Indenture Act of 1939, as amended. The forms of the Indenture and the Subordinated Debentures are filed as exhibits to the Registration Statement. Capitalized terms used in this section which are not otherwise defined in this Prospectus shall have the meanings set forth in the Indenture.

  The following summaries of certain provisions of the Subordinated Debentures and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by express reference to, all the provisions of the Subordinated Debentures and the Indenture, including the definitions therein of certain terms.

GENERAL

  The Subordinated Debentures will be unsecured, subordinated obligations of Capital. The Subordinated Debentures are not subject to a sinking fund provision. The entire principal amount of the Subordinated Debentures will mature and become due and payable, together with any accrued and unpaid
interest thereon, on            , 2026.

  The Indenture does not limit the aggregate principal amount of Subordinated Debentures that may be issued thereunder and provides that Subordinated Debentures may be issued thereunder from time to time in one or more series. The Subordinated Debentures are issuable in one or more series pursuant to an indenture supplement to the Indenture or a resolution of the Company's Board of Directors or a special committee thereof (each, a "Supplemental Indenture").

  The Subordinated Debentures will initially be issued as a Global Security (as defined below). As described herein, under certain limited circumstances, Subordinated Debentures may be issued in certificated form in exchange for a Global Security. See "Global Securities" below. In the event that Subordinated Debentures are issued in certificated form, such Subordinated Debentures will be in denominations of $1,000 or any integral multiple thereof and may be transferred or exchanged at the offices described below. No service charge will be made for any transfer or exchange of Subordinated Debentures, but Capital may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

  Payments on Subordinated Debentures issued as a Global Security will be made to DTC, a successor depositary or, in the event that no depositary is used, to a Paying Agent for the Subordinated Debentures. In the event the Subordinated Debentures are issued in certificated form, principal, premium, if any, and interest will be payable, the transfer of the Subordinated Debentures will be registrable and Subordinated Debentures will be exchangeable for Subordinated Debentures of other denominations of a like aggregate principal amount at the corporate trust office of the Trustee in New York, New York; provided that payment of interest may be made at the option of Capital by check mailed to the address of the persons entitled thereto as they appear in the Security Register.

  The Indenture does not contain any provisions that may afford the Holders of Subordinated Debentures protection in the event of a highly leveraged transaction or other transaction involving Capital or Industries that may occur in connection with a takeover attempt resulting in a decline in the credit rating of the Subordinated Debentures. The Indenture also does not contain any provisions that would limit the ability of Capital or Industries to incur indebtedness.

SUBORDINATION

  The Indenture provides that the Subordinated Debentures are subordinated and junior in right of payment to all Senior Indebtedness of Capital. No payment of principal of, or premium, if any, or interest on the

Subordinated Debentures may be made (i) if any Senior Indebtedness of Capital is not paid when due, (ii) if any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or (iii) if the maturity of any Senior Indebtedness of Capital has been accelerated because of a default and such acceleration has not been revoked in accordance with the instrument evidencing such Senior Indebtedness or such Senior Indebtedness has not been paid in full. Upon any distribution of assets of Capital to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due or to become due on all Senior Indebtedness of Capital must be paid in full before the holders of Subordinated Debentures are entitled to receive or retain any payment. Upon satisfaction of all claims of all Senior Indebtedness then outstanding, the rights of the holders of the Subordinated Debentures will be subrogated to the rights of the holders of Senior Indebtedness of Capital to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debentures are paid in full.

  "Senior Indebtedness" means the principal of, and premium, if any, and interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Indenture or thereafter incurred, created or assumed: (i) all indebtedness of Capital evidenced by notes, debentures, bonds or other securities sold by Capital for money, (ii) all indebtedness of others of the kinds described in the preceding clause (i) assumed by or guaranteed in any manner by Capital or in effect guaranteed by Capital through an agreement to purchase, contingent or otherwise, and (iii) all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses (i) and (ii) unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with the Subordinated Debentures. Such Senior Indebtedness will continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions set forth in Article Fourteen of the Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

  The Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by Capital. As of September 30, 1995, Senior Indebtedness of Capital aggregated approximately $69.2 million. The Indenture does not contain any cross-defaults to any other indebtedness of Capital or Industries and, therefore, a default with respect to, or the acceleration of, any such other indebtedness will not constitute an Event of Default with respect to the Subordinated Debentures. Because the obligor under the Support Agreement is Industries, the rights of the holders of the Subordinated Debentures under the Support Agreement effectively will be subordinate to all obligations of Industries' subsidiaries other than Capital.

OPTIONAL REDEMPTION

  Capital shall have the right to redeem the Subordinated Debentures, in whole
or in part, from time to time, on or after           , 2006, upon not less than
30 nor more than 60 days notice, at a redemption price equal to the percentage of the principal amount set forth below if redeemed during the 12 month period
beginning            of the years indicated:

                            REDEMPTION
YEAR                          PRICE
----                        ----------
2006.......................        %
2007.......................
2008.......................
2009.......................
2010.......................

                         REDEMPTION
YEAR                       PRICE
----                     ----------
2011....................        %
2012....................
2013....................
2014....................
2015....................

and thereafter at 100% of the principal amount thereof, in each case together with accrued and unpaid interest, if any, to the redemption date. If less than all of the Subordinated Debentures are to be redeemed, the particular Subordinated Debentures to be redeemed will be selected by the Trustee, not more than 60 days prior to the redemption date, as the Trustee shall deem fair and appropriate.

INTEREST

  Each Subordinated Debenture shall bear interest at the rate per annum shown on the front cover of this Prospectus from the original date of issuance until the principal becomes due and payable. Such interest shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing March 31, 1996, to the person in whose name such Subordinated Debenture is registered, at the close of business on the Business Day next preceding such Interest Payment Date.

  The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  Capital shall have the right at any time, and from time to time, during the term of the Subordinated Debentures, so long as an Event of Default has not occurred and is not continuing, to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarters (the "Extension Period"), at the end of which Extension Period Capital shall pay all interest then accrued and unpaid together with interest thereon compounded quarterly at the rate specified for the Subordinated Debentures to the extent permitted by applicable law. Capital shall give the Trustee and the holders of the Subordinated Debentures notice of its selection of any Extension Period 10 Business Days prior to the earlier of (i) the next Interest Payment Date or (ii) the date upon which Capital is required to give notice to the holders of the Subordinated Debentures (or, if applicable, to the New York Stock Exchange or other applicable self-regulatory organization) of the record or payment date of such related interest payment. During any such Extension Period, Capital shall not (i) declare or pay any dividends on, make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, (ii) make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by Capital that rank pari passu with or junior to the Subordinated Debentures or (iii) make any guarantee payments with respect to any of the foregoing.

  Prior to the termination of any such Extension Period, Capital may further defer payments of interest by extending the interest payment period; provided, however, that, such Extension Period, including all such previous and further extensions, may not exceed 20 consecutive quarters. Upon the termination of any Extension Period and the payment of all amounts then due, Capital may commence a new Extension Period, subject to the terms set forth in this section. No interest during an Extension Period, except at the end thereof, shall be due and payable other than with respect to a Subordinated Debenture redeemed by Capital during such Extension Period. Capital has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures.

GLOBAL SECURITIES

  The Subordinated Debentures will be issued in the form of one or more Global Securities, which will have an aggregate principal amount equal to that of the Subordinated Debentures. The Global Security or Securities will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee.

  DTC has advised Capital, Industries and the Underwriters that DTC is (i) a limited-purpose trust company organized under the New York Banking Law, (ii) a "banking organization" within the meaning of the New York Banking Law, (iii) a member of the Federal Reserve System, (iv) a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and (v) a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participating organizations ("participants") and to facilitate the clearance and settlement among its participants of securities transactions, such as transfers and pledges, in such securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear transactions through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants.

  As long as DTC, or its nominee, is the registered owner of the Global Security or Securities representing the Subordinated Debentures, DTC or such nominee, as the case may be, will be considered the sole owner and holder of such Global Security and the Subordinated Debentures represented thereby for all purposes under the Indenture. Owners of beneficial interests in such Global Security will not be entitled to have such Global Security or, except in limited circumstances, the Subordinated Debentures represented thereby registered in their names, will not receive or be entitled to receive physical delivery of Subordinated Debentures in certificated form and will not be considered the holders thereof for any purposes under the Indenture. All payments of principal of and interest on a Global Security will be made to DTC or its nominee, as the case may be, as the holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

  In connection with the issuance of the Global Security or Securities representing the Subordinated Debentures, DTC will credit on its book-entry registration and transfer system the respective principal amounts of the Subordinated Debentures represented by such Global Securities to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by DTC from time to time. None of Capital, Industries or the Trustee, or any agent of any of the foregoing, will have any responsibility or liability for any aspect of DTC's or any participant's records relating to, or for payments made on account of, beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

  DTC may discontinue providing its services as securities depositary with respect to the Subordinated Debentures at any time by giving reasonable notice to Capital. Under such circumstances, in the event that a successor securities depositary is not obtained, Subordinated Debentures in certificated form are required to be printed and delivered.

DISCONTINUANCE OF THE DEPOSITARY'S SERVICES

  A Global Security shall be exchangeable for Subordinated Debentures registered in the names of persons other than the depositary or its nominee only if (i) the depositary notifies Capital that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed, (ii) the depositary, at any time, ceases to be a clearing agency registered under the Exchange Act at which time the depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed, (iii) Capital, in its sole discretion, determines that such Global Security shall be so exchangeable or (iv) there shall have occurred an Event of Default with respect to such Subordinated Debentures. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Subordinated Debentures registered in such names as the depositary shall direct. It is expected that such instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such Global Security.

CONSOLIDATION, MERGER AND SALE

  Under the terms of the Indenture, neither Capital nor Industries may merge or consolidate with or into any other Corporation, or sell or convey substantially all of its assets or otherwise engage in restructuring transactions unless (i) the Corporation formed by any such consolidation or into which it is merged or the Person which acquires by conveyance or transfer, or which leases, its properties and assets substantially as an entirety shall be a Corporation organized and existing under the laws of any domestic jurisdiction and shall expressly assume, in the case of Capital, its obligations under the Subordinated Debentures and the Indenture and, in the case of Industries, its obligations under the Indenture and the Support Agreement, (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and (iii) Capital or Industries, as applicable, shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

EVENTS OF DEFAULT

  The Indenture provides that any one or more of the following events that has occurred and is continuing shall constitute an Event of Default with respect to the Subordinated Debentures: (i) default in the payment of any interest upon any Subordinated Debenture when the same becomes due and payable and continues for 30 days; provided, however, that a valid extension of the interest payment period by Capital for the Subordinated Debentures shall not constitute a default in the payment of interest for this purpose; (ii) default in the payment of principal of any Subordinated Debenture when due; (iii) default in the performance or breach of any covenant or warranty of Capital or Industries in the Indenture or the Support Agreement (other than a covenant or warranty included in or pursuant to the Indenture solely for the benefit of one or more series of debt securities other than the Subordinated Debentures), and continuance thereof for 30 days after written notice to Capital and Industries as provided in the Indenture; and (iv) certain events in bankruptcy, insolvency or reorganization of Capital, Industries or Northern Indiana.

  If an Event of Default with respect to the Subordinated Debentures occurs and is continuing, either the Trustee or the Holders of at least 33 percent in principal amount of the outstanding Subordinated Debentures may declare all such Subordinated Debentures due and payable immediately. At any time after the declaration of acceleration with respect to the Subordinated Debentures has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in principal amount of the outstanding Subordinated Debentures may, under certain circumstances, rescind and annul such acceleration.

  The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the outstanding Subordinated Debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Subordinated Debentures. The right of a Holder of any Subordinated Debenture to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, but each Holder has an absolute and unconditional right to receive payment of principal when due and to institute suit for the enforcement of any such payment. The Indenture provides that the Trustee, within 90 days after the occurrence of a default with respect to the Subordinated Debentures, is required to give the Holders of the Subordinated Debentures notice of such default, unless cured or waived; provided that, except in the case of default in the payment of principal on any Subordinated Debenture, the Trustee may withhold such notice if it determines in good faith that it is in the interest of such Holders to do so.

  Each of Capital and Industries will be required to furnish annually to the Trustee a statement as to the performance by it of certain of its obligations under the Indenture and as to any default in such performance.

  The Holders of not less than a majority in principal amount of the Subordinated Debentures may, on behalf of the Holders of all the Subordinated Debentures, waive any past default under the Indenture with respect to the Subordinated Debentures and its consequences, except a default (i) in the payment of the principal of or interest on any Subordinated Debenture or (ii) in respect of a covenant or provision that cannot be modified or amended without the consent of the Holder of each outstanding Subordinated Debenture affected thereby.

MODIFICATION OF THE INDENTURE

  The Indenture contains provisions permitting Capital, Industries and the Trustee to execute supplemental indentures, with the consent of the holders of not less than a majority in principal amount of the outstanding securities of each series then outstanding under the Indenture affected by such supplemental indenture, adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or modifying in any manner the rights of the holders of securities of each such series, except that no such supplemental indenture, without the consent of the holders of all such securities so affected, may, among other things, (i) change the stated maturity of any securities outstanding under the Indenture, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the method of calculating the rate of interest thereon, or reduce the amount of principal of the securities due at maturity or upon a declaration of acceleration of maturity thereof pursuant to the Indenture, or (ii) reduce the aforesaid percentage of securities of any series outstanding under the Indenture, the holders of which are required to consent to any such supplemental indenture. See also "Description of the Support Agreement."

  The Indenture also permits Capital, Industries and the Trustee to amend the Indenture in certain circumstances without the consent of the holders of the securities then outstanding under the Indenture to evidence the merger of Industries or Capital or the replacement of the Trustee with respect to the securities of one or more series and for certain other purposes.

                     DESCRIPTION OF THE SUPPORT AGREEMENT

  The Support Agreement between Capital and Industries provides that, during the term thereof, (i) Industries will own all of the voting stock of Capital,
(ii) Industries will cause Capital to have at all times a positive net worth (net assets less intangible assets, if any), as determined in accordance with generally accepted accounting principles, and (iii) if Capital is unable to make timely payment of principal of or any premium or interest on any Debt (as defined below) issued by Capital, Industries will, at the request of Capital or any Lender (as defined below), provide funds to Capital to make such payments. The Support Agreement also provides that any Lender to Capital shall have the right to demand that Capital enforce its rights against Industries under the Support Agreement as described in the previous sentence, and, in the event that Capital fails to require Industries to perform such obligations or Capital defaults in the timely payment of principal of or any premium or interest on any Debt owed to a Lender, such Lender may proceed directly against Industries to enforce Capital's rights against Industries under the Support Agreement or to obtain payment of such defaulted principal, premium or interest owed to such Lender.

  The Support Agreement provides that in no event may any Lender, on default of Capital or Industries or upon failure by Capital or Industries to comply with the Support Agreement, have recourse to or against the stock or assets of Northern Indiana, or any interest of Capital or Industries therein. Notwithstanding this limitation, the Support Agreement provides that funds available to Industries to satisfy any obligations under the Support Agreement will include cash dividends paid by Northern Indiana to Industries. In addition to the cash dividends paid to Industries by any of its subsidiaries, the assets of Industries other than the stock and assets of Northern Indiana are available as recourse to holders of Capital's Debt. The carrying value of such assets reflected in Industries' consolidated balance sheet at September 30, 1995 is approximately $345.6 million. The term "Debt" is defined in the Support Agreement as debt securities or other obligations, and includes the Subordinated Debentures. The term "Lender" is defined in the Support Agreement as any person, firm or corporation to which Capital is indebted for money borrowed or to which Capital otherwise owes any Debt or which is acting as trustee or authorized representative on behalf of such person, firm or corporation. The Indenture provides that each Holder of a Subordinated Debenture, as well as the Trustee, shall be considered a "Lender" for purposes of the Support Agreement.

  Funds to pay the principal of, and premium, if any, and interest on, the Subordinated Debentures pursuant to the Support Agreement would come from earnings in the form of dividends paid to Industries by Northern Indiana, Kokomo Gas and NIFL, the earnings of other businesses of Industries and its subsidiaries or the proceeds of refinancing transactions. During the next few years, it is expected that the majority of Industries' earnings that would ultimately be available to pay the principal of, and premium, if any, and interest on, the Subordinated Debentures will depend upon dividends paid to Industries by Northern Indiana. Northern Indiana's Indenture of Mortgage provides that Northern Indiana will not declare or pay any dividends on any class of capital stock (other than preferred or preference stock) except out of earned surplus or net profits of Northern Indiana. At September 30, 1995, Northern Indiana had approximately $139.5 million of retained earnings (earned surplus) available for the payment of dividends. Future dividends payable by Northern Indiana to Industries will depend upon adequate retained earnings, adequate future earnings and the absence of adverse developments. In addition, since Industries is a holding company, the right of its creditors, including holders of the Subordinated Debentures pursuant to the Support Agreement, to participate in any distribution of the assets of any subsidiary other than Capital upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent claims of Industries as a creditor may be recognized. The Indenture does not limit the amount of indebtedness that Capital, Industries or any of Industries' other subsidiaries may incur.

  The Support Agreement may be amended or terminated at any time by agreement of Industries and Capital, provided that (i) no amendment regarding the terms described above may be made unless all Lenders consent in advance and in writing to such amendment; (ii) no amendment regarding any other term of the Support Agreement may be made in a manner that adversely affects the rights of Lenders unless all affected Lenders consent in advance and in writing to such amendment; and (iii) no termination shall be effective until such time as all Debt (including the Subordinated Debentures) shall have been paid in full.

                       UNITED STATES TAX CONSIDERATIONS

GENERAL

  The following is a summary of certain of the material United States federal income tax consequences of the purchase, ownership and disposition of Subordinated Debentures and represents the opinion of Schiff Hardin & Waite, counsel to Capital and Industries, insofar as it relates to matters of law and legal conclusions. Unless otherwise stated, this summary deals only with Subordinated Debentures held as capital assets by holders who purchase the Subordinated Debentures upon original issuance ("Initial Holders"). It does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the Subordinated Debentures as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. This summary also does not address the tax consequences to persons whose functional currency is other than the U.S. Dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of Subordinated Debentures. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Subordinated Debentures. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

ORIGINAL ISSUE DISCOUNT

  Because Capital has the option, under the terms of the Subordinated Debentures, to defer payments of interest by extending interest payment periods for up to 20 quarters, all payments in respect of the Subordinated Debentures will be treated as "original issue discount" ("OID"). Holders of debt instruments issued with OID must include that discount in income on an economic accrual basis whether or not cash attributable to the interest has yet been received, regardless of their method of tax accounting. Generally, all of a holder's taxable interest income with respect to the Subordinated Debentures will be accounted for as OID, and actual distributions of stated interest will not be separately reported as taxable income. The amount of OID that accrues in any month will approximately equal the amount of the interest that accrues on the Subordinated Debentures in that month at the stated interest rate. In the event that the interest payment period is extended, holders will continue to accrue OID approximately equal to the amount of the interest payment due at the end of the Extension Period on an economic accrual basis over the length of the extended interest period.

MARKET DISCOUNT AND BOND PREMIUM

  Holders of Subordinated Debentures other than Initial Holders may be considered to have acquired their Subordinated Debentures with market discount or acquisition premium as such phrases are defined for United States federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Subordinated Debentures.

SALES OF SUBORDINATED DEBENTURES

  A holder that sells Subordinated Debentures will recognize gain or loss equal to the difference between its adjusted tax basis in the Subordinated Debentures and the amount realized on the sale of such Subordinated Debentures. A holder's adjusted tax basis in the Subordinated Debentures generally will be its initial purchase price increased by OID previously includible in such holder's gross income to the date of disposition and decreased by payments received on the Subordinated Debentures. Such gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if the Subordinated Debentures have been held for more than one year.

  The Subordinated Debentures may trade at a price that does not accurately reflect the value of accrued but unpaid interest thereon. A holder who disposes of his Subordinated Debentures between record dates for payments of interest thereon will be required to include accrued but unpaid interest on the Subordinated Debentures through the date of disposition in income as ordinary income, and to add such amount to his adjusted tax basis in the Subordinated Debentures disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest) a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

UNITED STATES ALIEN HOLDERS

  For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is, as to the United States, a foreign corporation, a non-resident alien individual, a foreign partnership, or a non-resident fiduciary of a foreign estate or trust.

  Under present United States federal income tax law: (i) payments by Capital or Industries to any holder of a Subordinated Debenture that is a United States Alien Holder will not be subject to United States federal withholding tax; provided that (a) the beneficial owner of the Subordinated Debenture does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Industries entitled to vote, (b) the beneficial owner of the Subordinated Debenture is not a controlled foreign corporation that is related to Industries through stock ownership, and (c) either (A) the beneficial owner of the Subordinated Debenture certifies to Capital or its agent, under penalties of perjury, that it is not a United States holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Subordinated Debenture in such capacity, certifies to Capital or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes Capital or its agent with a copy thereof; and (ii) a United States Alien Holder of a Subordinated Debenture will generally not be subject to United States federal income or withholding tax on any gain realized upon the sale or other disposition of a Subordinated Debenture, except that a United States Alien Holder will be subject to United States income tax on any gain if such United States Alien Holder (a) is engaged in a trade or business in the United States and such gain is effectively connected to the conduct of such trade or business or (b) is an individual present in the United States for 183 days or more during the taxable year, and certain other conditions are met.

INFORMATION REPORTING TO HOLDERS

  Subject to the qualifications discussed below, income on the Subordinated Debentures will be reported to holders on Forms 1099, which forms should be mailed to holders of Subordinated Debentures by January 31 following each calendar year. Capital will be obligated to report annually to Cede & Co., as holder of record of the Subordinated Debentures, the OID related to the Subordinated Debentures that accrued during the year. Capital currently intends to report such information on Form 1099 prior to January 31 following each calendar year. The Underwriters have indicated to Capital that, to the extent that they hold Subordinated Debentures as nominees for beneficial holders, they currently expect to report to such beneficial holders on Forms 1099 by January 31 following each calendar year. Under current law, holders of Subordinated Debentures who hold as nominees for beneficial holders will not have any obligation to report information regarding the beneficial holders to Capital. Capital, moreover, will not have any obligation to report to beneficial holders who are not also record holders. Thus, beneficial holders of Subordinated Debentures who hold their Subordinated Debentures through the Underwriters will receive Forms 1099 reflecting the income on their Subordinated Debentures from such nominee holders rather than Capital.

BACKUP WITHHOLDING

  Payments made in respect of, and proceeds from the sale of, the Subordinated Debentures may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will be allowed as a credit against the holder's United States federal income tax, provided the required information is provided to the Internal Revenue Service.

  THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SUBORDINATED DEBENTURES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                                 UNDERWRITING

  Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof, the Underwriters named below, for whom Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. are acting as representatives (the "Representatives"), have severally agreed to purchase, and Capital has agreed to sell to such Underwriters, the respective principal amounts of Subordinated Debentures set opposite their names below:

                                                                     PRINCIPAL
                                                                     AMOUNT OF
                                                                    SUBORDINATED
      NAME                                                           DEBENTURES
      ----                                                          ------------
      Morgan Stanley & Co. Incorporated............................ $
      Goldman, Sachs & Co..........................................
                                                                    -----------
          Total.................................................... $75,000,000
                                                                    ===========

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Subordinated Debentures are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all of the Subordinated Debentures if any are taken.

  The Underwriters initially propose to offer all or part of the Subordinated Debentures directly to the public at the public offering price set forth on the cover page hereof this Prospectus, and all or part to certain dealers at a
price that represents a concession not in excess of    % of the principal
amount of the Subordinated Debentures. Any Underwriter may allow, and such
dealers may reallow, a concession not in excess of    % of the principal
amount of the Subordinated Debentures to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Underwriters.

  The Subordinated Debentures are a new issue of securities with no established trading market. The Representatives have advised Capital that they intend to make a market in the Subordinated Debentures. The Representatives will have no obligation to make a market in the Subordinated Debentures, however, and may cease market making activities, if commenced, at any time. Accordingly, no assurance can be given as to the liquidity of the trading market for the Subordinated Debentures.

  Capital and Industries have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

  Certain of the Underwriters and dealers and their associates may be engaged in transactions with and perform services for Capital and Industries and their affiliates in the ordinary course of business.

                                 LEGAL MATTERS

  The validity of the Subordinated Debentures and the Support Agreement and certain matters relating thereto will be passed upon for Capital and Industries by Schiff Hardin & Waite, Chicago, Illinois. Certain legal matters will be passed upon for the Underwriters by Sonnenschein Nath & Rosenthal, Chicago, Illinois. In giving their opinion, Sonnenschein Nath & Rosenthal may rely as to all matters of Indiana law on the opinion of Schiff Hardin & Waite.

  The statements as to matters of law and legal conclusions made in this Prospectus under the caption "United States Tax Considerations" have been passed upon by Schiff Hardin & Waite, counsel to Capital and Industries, and are stated herein on their authority as experts.

                                    EXPERTS

  The consolidated financial statements and schedules incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting in giving such reports. Reference is made to said reports which include an explanatory paragraph with respect to changes in the methods of accounting for income taxes and postretirement benefits other than pensions, as discussed in the notes to the consolidated financial statements.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth all expenses in connection with the issuance and distribution of the Subordinated Debentures being registered, other than underwriting discounts and commissions. All the amounts shown are estimates, except the registration fee.

      Securities and Exchange Commission registration fee.............. $25,863
      Printing and engraving expenses..................................    *
      Blue sky fees and expenses (including legal fees)................    *
      Trustee's fees and expenses......................................    *
      Accounting fees and expenses.....................................    *
      Legal fees and expenses..........................................    *
      Fees for rating agencies.........................................    *
      Miscellaneous....................................................    *
                                                                        -------
          Total........................................................ $  *
                                                                        =======

     --------
        *To be completed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The By-Laws of Industries provide for indemnification by Industries of each director and officer of Industries and Capital to the fullest extent permitted by law for liability of such director or officer arising by reason of his or her status as a director or officer of Industries or Capital. Under the By-Laws of Industries as well as the Indiana Business Corporation Law (the "Indiana BCL"), Industries is required to indemnify the directors and officers of Industries and Capital against expenses, judgments, decrees, fines, penalties and settlements actually and reasonably incurred by such person in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of his or her connection with Industries and Capital, provided that such person acted in good faith and in a manner he or she reasonably believed to be in the best interest of Industries and Capital, or, with respect to a criminal proceeding, has no reasonable cause to believe that his or her conduct was unlawful.

  The By-Laws of Industries provide that except where a director or officer is substantially and finally successful on the merits, Industries may not indemnify a director or officer (unless ordered by a court) until after a determination has been made that indemnification of the director or officer is permissible because he or she met the applicable standards of conduct. Industries also may not advance expenses prior to the disposition of an action, suit or proceeding until: (a) the director or officer provides Industries with a written affirmation of his or her good faith belief that he or she has met the applicable standards of conduct and an undertaking to repay the advance if it is ultimately determined that he or she did not meet the applicable standards of conduct, and (b) a determination has been made, that, based on the facts then known to those making the determination, the director or officer met the applicable standards of conduct. The determination that a director or officer has met the applicable standards of conduct may be made by a majority vote of a quorum consisting of disinterested directors, a majority vote of a committee designated by the board of directors consisting of two or more disinterested directors (only if a quorum of the board cannot be obtained), special legal counsel or a majority vote of disinterested shareholders.

  As authorized under the By-Laws of Industries and the Indiana BCL, Industries and its subsidiaries, including Capital, have insurance which insures directors and officers for acts committed as such directors or officers which are determined not to be indemnifiable under Industries' indemnity provisions.

  Section 8 of the Underwriting Agreement filed as Exhibit 1 to this Registration Statement provides for the Underwriters to indemnify Capital and Industries and their respective officers and directors and each person, if any, who controls Capital or Industries within the meaning of the Securities Act, against certain liabilities in connection with the offering described herein, including liabilities under the federal securities laws, under certain circumstances.

ITEM 16. LIST OF EXHIBITS.

  The exhibits filed herewith are set forth on the Exhibit Index included as part of this Registration Statement.

ITEM 17. UNDERTAKINGS.

  (a) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of Industries' annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of either registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either registrant of expenses incurred or paid by a director, officer or controlling person of either registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c) The undersigned registrants hereby undertake that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HAMMOND, STATE OF INDIANA, ON THE 21ST DAY OF DECEMBER, 1995.

                                          NIPSCO Industries, Inc.
                                           (Registrant)

                                                     /s/ Gary L. Neale
                                          By __________________________________
                                                       Gary L. Neale
                                               Chairman, President and Chief
                                                     Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

       /s/ Gary L. Neale             Chairman, President,          December 21, 1995
____________________________________   Principal Executive
           Gary L. Neale               Officer and Director

      /s/ Stephen P. Adik            Executive Vice President,     December 21, 1995
____________________________________   Principal Financial
          Stephen P. Adik              Officer and Treasurer

     /s/ Jerry M. Springer           Controller, Assistant         December 21, 1995
____________________________________   Secretary and Principal
         Jerry M. Springer             Accounting Officer

     /s/ Steven C. Beering*          Director                      December 21, 1995
____________________________________
         Steven C. Beering

      /s/ Arthur J. Decio*           Director                      December 21, 1995
____________________________________
          Arthur J. Decio

    /s/ Ernestine M. Raclin*         Director                      December 21, 1995
____________________________________
        Ernestine M. Raclin

      /s/ Denis E. Ribordy*          Director                      December 21, 1995
____________________________________
          Denis E. Ribordy

       /s/ Ian M. Rolland*           Director                      December 21, 1995
____________________________________
           Ian M. Rolland

     /s/ Edmund A. Schroer*          Director                      December 21, 1995
____________________________________
         Edmund A. Schroer

      /s/ John W. Thompson*          Director                      December 21, 1995
____________________________________
          John W. Thompson
    /s/ Robert J. Welsh, Jr.*        Director                      December 21, 1995
____________________________________
        Robert J. Welsh, Jr.


   /s/ Jerry M. Springer
*By____________________________
       Jerry M. Springer
        attorney-in-fact

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HAMMOND, STATE OF INDIANA, ON THE 21ST DAY OF DECEMBER, 1995.

                                          NIPSCO Capital Markets, Inc.
                                           (Registrant)

                                                  /s/ Stephen P. Adik
                                          By___________________________________
                                                      Stephen P. Adik
                                             President and Principal Executive
                                                          Officer

                               ----------------

                               POWER OF ATTORNEY

  Each person whose signature appears below hereby authorizes the agent for service named in the Registration Statement to execute in the name of each such person, and to file, any amendments to the Registration Statement necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendment may make such other changes in the Registration Statement as the agent for service deems appropriate.

                               ----------------

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


       /s/ Gary L. Neale             Chairman and Director         December 21, 1995
____________________________________
           Gary L. Neale

      /s/ Stephen P. Adik            President, Director and       December 21, 1995
____________________________________   Principal Executive
          Stephen P. Adik              Officer

        /s/ John W. Dunn             Senior Vice President and     December 21, 1995
____________________________________   Director
            John W. Dunn

     /s/ Jerry M. Springer           Vice President, Director and  December 21, 1995
____________________________________   Principal Financial
         Jerry M. Springer             Officer

      /s/ Arthur A. Paquin           Comptroller and Principal     December 20, 1995
____________________________________   Accounting Officer
          Arthur A. Paquin

     /s/ Patrick J. Mulchay          Executive Vice President and  December 21, 1995
____________________________________   Director
         Patrick J. Mulchay


                                 EXHIBIT INDEX

  EXHIBIT                                                                 PAGE
  NUMBER                             EXHIBIT                             NUMBER
  -------                            -------                             ------

  1        Form of Underwriting Agreement among NIPSCO Capital Mar-
            kets, Inc., NIPSCO Industries, Inc. and Morgan Stanley &
            Co. Incorporated and Goldman, Sachs & Co., as representa-
            tives of the several Underwriters
  4.1      Form of Indenture among NIPSCO Capital Markets, Inc.,
            NIPSCO Industries, Inc. and Chemical Bank, as Trustee
  4.2      Form of Resolutions of the Board of Directors of NIPSCO
            Capital Markets, Inc. establishing the terms and approving the form of the Junior Subordinated Deferrable Interest
            Debentures, Series A
  4.3      Support Agreement dated April 4, 1989 as amended as of May
            15, 1989, December 10, 1990 and February 14, 1991, between
            NIPSCO Industries, Inc. and NIPSCO Capital Markets, Inc.
            (incorporated by reference to Exhibit 4.2 to the Registra-
            tion Statement on Form S-3 filed by Capital and Industries
            on November 13, 1992 (Registration No. 33-54516))              --
  4.4      Form of Subordinated Debenture
  5*       Opinion of Schiff Hardin & Waite as to the legality of the
            Subordinated Debentures
  8        Opinion of Schiff Hardin & Waite as to certain federal in-
            come tax matters
 12        Statement re Computation of Ratio of Earnings to Fixed
            Charges
 23.1      Consent of Arthur Andersen LLP
 23.2      Consent of Schiff Hardin & Waite (contained in their opin-
            ions filed as Exhibits 5 and 8)                                --
 24.1      Powers of Attorney of the directors of NIPSCO Capital Mar-
            kets, Inc. are set forth on the signature page of the Reg-
            istration Statement                                            --
 24.2      Powers of Attorney of the directors of NIPSCO Industries,
            Inc.
 25        Form T-1, Statement of Eligibility of Chemical Bank             --

--------
   *To be filed by amendment